Exhibit 10(d)(viii) to the Annual Report
                                        on Form 10-K of W.W. Grainger, Inc.
                                        for the year ended December 31, 1998



                           SUMMARY DESCRIPTION OF THE
                     1999 MANAGEMENT INCENTIVE PROGRAM (MIP)
                       BASED ON IMPROVED ECONOMIC EARNINGS
                             FOR W.W. GRAINGER, INC.


I.         INTRODUCTION

           The Company Management Incentive Program (MIP) was initiated
           January 1, 1993 for employees in grades 13 and above with the first payout in March 1994. For eligible participants, this program replaced participation in both the discontinued Team Achievement Bonus (TAB) and the Long-term Incentive Program (LTIP).

           The effective date of the Team Incentive Program (TIP) was January 1, 1994. This program included employees in salary grades 10 through 12. The first payout was made in March 1995. For eligible participants, this program replaced participation in the discontinued Team Achievement Bonus (TAB) program and other short-term incentive programs.

           Effective January 1, 1997, the MIP and the TIP were combined into one program. Changes were made to various provisions to accomplish this transition. This Summary Description details the provisions of the combined program.


II.        BACKGROUND

           During 1993, the Company adopted Economic Earnings (EE) as a key financial measurement. EE incorporates the attributes of growth, asset management and earnings to evaluate financial performance. Conceptually, long-term improvements in EE should correspond to long-term improvements in shareholder value.

           The MIP is designed to encourage decision making that results in improvement in EE and to compensate executives, middle managers and key staff appropriately for positive or negative performance resulting from business decisions. By linking EE to incentive compensation, the MIP should influence participants to make business decisions consistent with long-term shareholders' interests.


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III.       ELIGIBILITY FOR PARTICIPATION

           Employees in incentive-eligible salary grades 10 and above are eligible to participate in this program, subject to the provisions in
           Section IV. These employees are responsible for decisions affecting EE and/or major policy direction.

           Several business units have established incentive programs unique to their units. Employees who would otherwise be eligible for the Company MIP will instead participate in their unit-level program. Employees may not participate in multiple incentive programs at the same time.

           Effective January 1, 1997, members of the Office of the Chairman participate in the Office of the Chairman Incentive Plan (OCIP).


IV.        ELIGIBILITY PROVISIONS

         Specific eligibility provisions are developed and reviewed annually. Eligibility provisions are as follows:

           A. Full-Year Participation -- Employees in grades 10 and above who were employed in those grades for the full year will be eligible to receive a full award under the MIP, except as noted below.

           B. First-Year Participation -- Individuals who are hired or promoted into a position eligible for participation in the MIP on or before July 1 will be eligible to receive a pro-rata award based on the number of months in the eligible position. Employees hired or promoted after July 1 are not eligible to participate for the year.

           C. Transfer From Another Management Incentive Program -- Individuals who are promoted or transferred into an eligible position from a position eligible for incentive pay under another management incentive program will receive an award prorated based on the number of months in each eligible position.

           D. Promotions within MIP -- Participants who are promoted during the year from one MIP eligible position to another shall have their target award percentage based on the salary grade in effect on July 1.

           E. Ungraded Positions -- Participants who are in an ungraded position will be considered, for purposes of this program, to be in the grade indicated on the most recently approved PAF. If none has been indicated, Human Resources, in conjunction with the functional Vice President, will determine the grade to be used.

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           F.    Transfer to Other  Business  Units -- An employee who transfers to another Company business unit and no longer participates in the MIP and will not participate in the new unit's management incentive program, will receive a pro-rata award for the number of months the person was in a participating position on the next regular incentive payment date.

           G. Job Elimination or Downgrade -- If a participant's job is eliminated for business reasons or is downgraded and the employee's new job is at a non-participating level, a pro-rata award for the current year will be made on the next regular incentive payment date. In the event the participant does not continue employment, an award for the current year will be made on the next regular incentive payment date. The salary used in the calculations will be the actual amount paid in the year rather than an annualized amount.

           H. Voluntary Resignation - If a participant leaves before October 1, no award will be paid for the current year. If a participant leaves after October 1, but before the end of a calendar year, the employee will be deemed to have earned that year's payment and will receive that year's payout on the next regular incentive payment date. The salary to be used in the calculations will be the actual amount paid in the year rather than an annualized amount.

           I. Involuntary Termination - For Misconduct or Performance Related Reasons - In these instances, no award will be granted for the current year or the prior year if not yet paid at the time of termination.

                             "For Misconduct" means:

                 The participant has engaged, or intends to engage, in competition with the Company; has induced any customer of the Company to breach any contract with the Company; has made any unauthorized disclosure of any of the trade secrets or confidential information of the Company; has committed an act of embezzlement, fraud or theft with respect to the property of the Company; or has deliberately disregarded the rules of the Company in such a manner as to cause any loss, damage or injury to, or otherwise endanger the property, reputation or employees of the Company.

           J. Death, Retirement or Long-term Disability -- A pro-rata award will be made for the current year to the employee or his/her estate on the next regular incentive payment date. Retirement is defined the same as under the W.W. Grainger, Inc. or Lab Safety Supply, Inc. Profit Sharing Plan. The salary to be used in the calculations will be the final monthly salary.

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           K.    Inactive  Status -  Participants  are not eligible to receive a payment for any time that they are on inactive status or if they are on inactive status on December 31, unless they are on short-term disability.

           L. Employees rated 1 or 2 are not eligible for participation. For those business units / functions that have transitioned to Performance Excellence, the employee must be in good standing. Good standing is defined as not currently being on a performance improvement program.

           Exceptions to the above provisions can only be approved by the CCOM.


V.         ADMINISTRATION OF THE PROGRAM

           The governance of the MIP is the responsibility of the Compensation Committee of Management (CCOM), subject to the review and approval of the Compensation Committee of the Board (CCOB). The CCOM shall have the sole and complete authority to interpret this program, determine all questions relating to it, and to modify its provisions. All determinations, interpretations or other actions made or taken by the CCOM in connection with it shall be final and conclusive for all purposes and upon all persons.

           The administration of this program, including the calculation of payments, is the responsibility of the Vice President & Treasurer; the Director, Compensation, and the Employee Systems Manager.


VI.        MEASURES AND TARGET AWARDS

           The  MIP  consists  of two  components  - a  quantitative  one  and a qualitative one. The quantitative component consists of one performance measure: improvement in Company Economic Earnings. Target awards are established for each of incentive-eligible grades 10 and above and are stated as a percentage of the participant's annualized base salary as of December 31. The target award for all participants is based solely on Company EE. The target award is adjusted upward or downward based on the relationship between Actual Company EE and Target Company EE for each year.

           Target Company EE is based on a weighted average of the three prior years' Actual Company EE before MIP accrual plus a 10% improvement factor. The Target Company EE formula is:

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          Target Company EE =
                      [(50% x EE-1) + (30% x EE-2) + (20% x EE-3)] x 110%
          Where:      EE-1 equals  EE in prior year  (year one)
                      EE-2 equals EE in year prior to year one (year two) EE-3 equals EE in year prior to year two (year three)

         Note: The improvement factor applicable to any prior year having negative EE is 90%.

         The next step involves comparison of Actual EE to Target EE in order to calculate the Bonus Earned. Two factors are employed: the Bonus Interval and the Bonus Multiple. The Bonus Interval is the variance from Target EE required to double the bonus earned or to result in no bonus earned. The Bonus Interval has been set at $75 million. The Bonus Multiple can be expressed as:

         EE Bonus Multiple   =   (Actual EE - Target EE) / Bonus Interval + 1.00


         The Bonus Earned is computed as:

          Target Bonus $ = (12/31 Monthly Salary X 12) X Target Award Percentage

                      Bonus Earned   =   (Target EE Bonus $ x EE Bonus Multiple)

          The Bonus Earned constitutes the quantitative component of the MIP. The total bonus earned is equal to this quantitative component plus or minus any discretionary adjustment as recommended by the CCOM and approved by the CCOB.


          The qualitative component consists of a discretionary adjustment. The discretionary adjustment, if any, begins as a pool and can be plus or minus up to 10% of the base salaries of the bonus group. Once the amount of the pool is determined, it is allocated pro-rata across the group according to the quantitative component earned by each participant.


VII.      PAYMENT

          Payments under this program will be made annually or before March 15 for the prior years' results. Payment will be made in cash, less amounts required to be withheld.

          Payments under this program are included in "admissible pay" under the Profit Sharing Plan.


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          Notwithstanding  anything  herein to the  contrary,  payment of all or part of awards under the MIP that are subject to or otherwise result in disallowance as deductions for employee remuneration under Section 162(m) of the Internal Revenue Code of 1986, as amended, shall be deferred as and to the extent provided by the Board of Directors or the CCOB.


VIII.     RIGHT OF CONTINUED EMPLOYMENT

          Participation in this program is not a guarantee of employment nor of continued participation in any subsequent year.


IX.       TERMINATION OF THE PROGRAM

          The Company reserves the right to modify, amend or terminate the program at any time with or without prior notice.




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